BDO 大華會計師事務所
Da Hua Certified Public Accountants

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cellular Biomedicine Group, Inc. (Form S-8 Nos. 333-187799, 333-179974, 333-158583, 333-153129 and 333-143878) of our report dated March 11, 2013, relating to the financial statements of Cellular Biomedicine Group Ltd. as of December 31, 2012 and 2011, and for the years then ended, appearing in this amendment to Current Report on Form 8-K/A of Cellular Biomedicine Group, Inc.

Partner's Signature: ______________ Date: 2013.4.18

Partner's Name: Joe Zhou Firm: BDO China Da Hua CPA Co., Ltd

BDO CHINA DA HUA
Certified Public Accountants

地址：北京市海淀区西四环中路16号院7号楼12层
电话：+86-10-5835 0011
传真：+86-10-5835 0006

Add: 12/F,7th Building No.16 Xi Si Huan Zhong Road HaiDian District Beijing, P.R.China 100039
Tel: +86-10-5835 0011 Fax: +86-10-5835 0006